UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2014

(Exact name of registrant as specified in its charter)

Nevada	333-149446	26-1929199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Enterprise, Suite 350, Aliso Viejo, California 92656	92656
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 655-1677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

Transferring to OTC-Pink Sheets

Due to the high costs of maintaining audited financials and filing an annual report on Form 10-K, Voice Assist Inc. (the “Company”) has decided to transfer to OTC-Pink Sheets and suspend reporting requirements under the Exchange Act of 1934.

The Company intends to continue to file quarterly and annual financials (unaudited) and to provide updates to investors with any new material information. This information will be available through the OTC News and Disclosure Services available through www.otcmarkets.com on or about April 2, 2014.

The Company has been voluntarily reporting under the Exchange Act of 1934 since its number of shareholders of record is below 300 and/or below 500 with assets below the requisite $10million. With the filing of Form 15, concurrently with this filing, the Company intends to merely suspend their reporting obligations. This suspension is not indefinite. If the SEC rejects the suspension, the Company will have 60 days to file all required information with the SEC as if the Form 15 was not filed. In addition, if at any time, the requisite shareholder and/or asset thresholds are met, the Company will be required to resume reporting to the SEC under the Exchange Act of 1934.

Location of Future Filings

Location of all future filings, including year-end and quarterly financials (unaudited) will be located at www.otcmarkets.com as soon as they are available on or about April 2, 2014. The Company intends to begin to populating this database with 2013 year-end financials on or about April 2, 2014.

Developments

In an effort to generate additional sales, the Company is currently negotiating with a marketing company. We will provide updates on this new development as soon as a definitive agreement is in place. Again, all company updates will be available here: www.otcmarkets.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VOICE ASSIST, INC.

	By:	/s/ Michael Metcalf
Michael Metcalf, Chief Executive Officer

Date: March 31, 2014